CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of TS&W Large Cap Value Fund, a series of shares of beneficial interest in JOHCM Funds Trust, formerly TS&W Equity Portfolio, a series of shares of beneficial interest in The Advisor’s Inner Circle Fund, and to the use of our report dated December 23, 2021 on the financial statements and financial highlights of TS&W Equity Portfolio. Such financial statements and financial highlights appear in the October 31, 2021 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 27, 2022